SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   JUNE 14, 1995
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                      BANGOR HYDRO-ELECTRIC COMPANY
                      ------------------------------
          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
- --------------------------    ---------------------   ---------------------
 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   (207-945-5621)
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Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  JUNE 14, 1995
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ITEM 5.  OTHER EVENTS
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    The Company issued the following news release on June 14, 1995:



                  BANGOR HYDRO DECLARES QUARTERLY DIVIDENDS
                                     AND
                      REDUCES DIVIDEND ON COMMON STOCK

                  More Expense Reductions Being Implemented

Bangor, ME - The Board of Directors of Bangor Hydro-Electric Company today declared the following dividends for the second quarter of 1995:

               8.76% Preferred Stock ------------  $2.19 per share

               7% Preferred Stock ---------------  $1.75 per share

               4.25% Preferred Stock ------------  $1.06 per share

               4% Preferred Stock ---------------  $1.00 per share

               Common Stock ---------------------  $0.18 per share

The dividends are payable July 20, 1995 to stockholders of record as of the close of business on June 30, 1995.

The dividend on common stock was reduced by $.15 from the prior quarterly level of $.33 per share that BHE had been paying since early 1992. This results in a reduction in the indicated annual rate from $1.32 to $.72.

BHE had announced in March 1995 that a reduction in the common dividend was likely to occur this year. The reduction has been occasioned by the continuing pressure on earnings and the necessity to avoid further rate increases as the Company - along with the rest of the electric utility industry - adjusts to a more competitive business environment. In addition, the financing of pending agreements to buy back two high-cost power contracts with non-utility generators is, in addition to increasing the Company's debt levels, expected to contain covenants that are likely to restrict the Company's ability to continue with the high common dividend payout ratios that the Company has been maintaining in recent years.

Besides the near-term strain on the Company's finances presented by the challenge of financing the power contract buybacks, BHE is a 7% owner of the Maine Yankee nuclear plant, which is undergoing an estimated $40 million repair to its steam generators. The plant is expected back on line later in 1995, and in the meantime BHE is incurring replacement power costs of about $800,000 per month and will be responsible for its share of the repair expense.

"As I indicated in March," said Robert S. Briggs, President of BHE, "things are generally moving in the right direction for our long-term strategy to meet competitive challenges but, as I have also previously indicated, this dividend reduction has proved to be a necessary component of the process." Mr. Briggs cited recent improvements in regulation and the power contract buybacks as especially beneficial for the Company. He also noted that, while the necessity for repairs and an extended outage at Maine Yankee is unfortunate, the prospects for successful repair and a timely return of the plant to service seem positive.

Mr. Briggs indicated that, especially as a result of the financial impact of the Maine Yankee outage, the Company's common dividends will probably not be covered by earnings in 1995, even after taking the dividend reduction into account. "Beyond 1995, though," said Mr. Briggs, "we presently anticipate that our common dividend payout, after this reduction, should be at a level more appropriate for the risks and uncertainties with which our Company must deal as the transition to greater competition continues."

BHE is also in the process of implementing additional internal cost reductions. During the remainder of 1995, the Company expects to reduce its operation & maintenance costs through a combination of workforce reductions and more cuts in discretionary spending. These cost reductions are expected to be in the range of $4 million to $5 million (annualized). The workforce reductions will be accomplished with another early retirement plan and other severances, and could result in a 13% reduction in the workforce. As with the prior downsizing programs the Company has implemented, the cost of the program must be recognized in full at the time it is implemented. The Company cannot presently estimate that cost, but expects that it will be recognized and recorded later in 1995.

Bangor Hydro-Electric Company is the second largest electric utility in Maine. It serves a population of about 195,000 in an area encompassing approximately 4,875 square miles in eastern and east coastal Maine. The Company is a member of the New England Power Pool and is interconnected with other New England utilities to the south and with the New Brunswick Power Corporation to the north.

Bangor Hydro-Electric Company is listed on the NYSE under the symbol "BGR".




                                  SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BANGOR HYDRO-ELECTRIC COMPANY



                                    /s/ Robert C. Weiser

                                    by ---------------------------
                                       Robert C. Weiser
                                       Chief Financial Officer